Exhibit 10.11

Employment Agreement with Jerry L. Phelps

EMPLOYMENT AGREEMENT – Jerry L. Phelps

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made by and between Royal BodyCare, Inc. (“Employer”) located at 2301 Crown Court, Irving, Texas 75038 and Jerry L. Phelps (“Employee”), residing at 1215-C Meadow Creek Dr., Irving, Texas 75038.

The parties to this Agreement declare that:

The Employer is engaged in, among other businesses, the international distribution of nutritional supplements and personal care products through the network marketing distribution model, and the distribution of wound care and oncology care products.

The Employee is willing to be employed by the Employer, and the Employer is willing to employ the Employee, on the terms, covenants, and conditions set forth in this Agreement.

In consideration of the mutual promises set forth in this Agreement, the Employer and the Employee agree as follows:

Section 1. Effective Date. The Effective Date of this Agreement shall be January 1, 2004.

Section 2. Employment Title and Duties. The Employer shall employ the Employee in the capacity of Vice President – Science and Technology. In this capacity, Employee shall have the responsibility to perform all duties that are customarily performed by one holding that position in other, same, or similar businesses or enterprises as that engaged by Employer. The Employee shall be responsible for manufacturing, quality assurance and research and development activities related to the Employer’s business. A diagram of the Employee’s functional responsibility is attached as Exhibit A. The Employee accepts this employment, subject to the general supervision and pursuant to the orders and direction of the Employer. The Employee shall also render such other and unrelated services and duties as may be assigned from time to time by the Employer.

Section 3. Compensation of the Employee. The Employer shall pay the Employee in full payment for the Employee’s services under this Agreement, the following compensation:

a.	Annual Base Salary. Employee’s annual base salary shall be One Hundred Twenty Thousand Dollars ($120,000) per year payable bi-weekly in twenty-six (26) equal payments.

b.	Incentive Bonus. Employee shall be paid cash incentive bonuses described in Exhibits B and C, plus $.10 for each 6 oz Radiaplex, and $.05 for each 1.4 lb SlimShake sold by Employer from January 1, 2004 to July 30, 2012. Employer agrees to reward employee with similar royalties on other new products or significant product improvements developed by employee.

c.	Uniform Benefits. Employee shall receive uniform benefits as set forth in Employer’s manual for executive employees, such benefits to include but not be limited to personal time off, holidays, retirement benefits and health insurance benefits. EMPLOYER RESERVES THE RIGHT UNILATERALLY TO AMEND ANY AND ALL PARTS OF THE EMPLOYER’S MANUAL FOR EXECUTIVE EMPLOYEES AT ITS SOLE DISCRETION.

Employment Agreement – Jerry L. Phelps

Section 4. Best Efforts of the Employee. The Employee agrees to perform all of the duties pursuant to the express and implicit terms of this Agreement to the reasonable satisfaction of the Employer. The Employee further agrees to perform such duties faithfully and to the best of his ability, talent, and experience.

Section 5. Place of Employment. The Employee shall render such duties at 2301 Crown Court, Irving, Texas 75038 and at such other places as the Employer shall in good faith require or as the interest, needs, business, or opportunity of the Employer shall require.

Section 6. Non-Competition with the Employer during the Term of Employment. The Employee shall devote all his time, attention, knowledge, and skills solely to the business and interest of the Employer, and the Employer shall be entitled to all of the benefits and profits arising from the work of the Employee. The Employee shall not, during the term of this Agreement, be interested directly or indirectly, in any manner, as partner, officer, director, shareholder, advisor, employee, or in any other capacity in any other business similar to the Employer’s business or any allied trade. However, nothing contained in this section shall prevent or limit the right of the Employee from investing in the capital stock or other securities of any corporation whose stock or securities are publicly owned and traded on any public exchange, nor shall anything contained in this section prevent or limit the Employee from investing in real estate.

Section 7. Restrictions on the Use of Trade Secrets and Records. During the term of employment under this Agreement, the Employee may have access to various trade secrets, consisting of formulas, patterns, devices, inventions, processes, and compilations of information, records and specifications, all of which are owned by the Employer and regularly used in the operation of the Employer’s business. All files, records, customer lists, documents, drawings, specifications, equipment, and similar items relating to the business of the Employer, whether they are prepared by the Employee or come into the Employee’s possession in any other way and whether or not they contain or constitute trade secrets owned by the Employer, are and shall remain the exclusive property of the Employer and shall not be removed from the premises of the Employer under any circumstances whatsoever without the prior written consent of the Employer. The Employee agrees not to divulge, misappropriate, or disclose any of these trade secrets and records directly or indirectly, to any person, firm, corporation, or other entity in any manner whatsoever, either during the term of this Agreement or at any time thereafter except as required in the course of employment.

Section 8. Term. This Agreement shall be effective for period of three (3) years beginning on January 1, 2004 and ending on December 31, 2006. This Agreement shall be automatically renewed for an additional one-year period upon expiration of its initial term and each anniversary thereafter, unless terminated by either Employer or Employee upon thirty (30) days prior written notice to the other.

Section 9. Termination.

a.	Definition. For purposes of this Section 9, “Change of Control” shall be defined as follows:

(i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than Employer’s current Chief Executive Officer, Clinton H. Howard, becomes the “beneficial owner” (as defined in Rule 13d-3 under the

Employment Agreement – Jerry L. Phelps

Exchange Act), directly or indirectly, of securities of Employer representing fifty percent (50%) or more of the combined voting power of Employer’s then outstanding securities;

(ii) as a result of, or in connection with, any tender offer or exchange offer, merger, or other business combination (a “Transaction”), the persons who were directors of Employer immediately before the Transaction shall cease to constitute a majority of the Board of Directors of Employer or any successor to Employer;

(iii) Employer is reorganized, merged or consolidated with another corporation and as a result of the reorganization, merger or consolidation less than fifty percent (50%) of the outstanding voting securities of the surviving or resulting corporation shall then be owned in the aggregate by the former stockholders of Employer;

(iv) Employer sells or disposes of all or substantially all of its assets to any person, other corporation, or other legal entity not controlled by Employer, or the shareholders approve a plan of complete liquidation or an agreement for the sale or disposition of Employer in a majority; or,

(v) another event occurs that the Board deems to be a change in the control of Employer.

b.	Non-renewal by Employer. If the Employer elects to terminate this Agreement pursuant to the terms of Section 8, the Employee, if requested by the Employer, shall continue to render services, and shall be paid compensation as provided in this Agreement up to the date of termination, and shall be entitled to receive payment for accrued, unused personal time off as provided in the Employer’s manual for executive employees. In addition, the Employee shall continue to be paid his base salary for a period of six (6) months following the date of termination, less all amounts required to be held and deducted.

c.	Non-renewal by Employee. If the Employee elects to terminate this Agreement pursuant to the terms of Section 8, the Employee shall continue to render services and shall be paid compensation as provided in this Agreement up to the date of termination. In addition, Employee shall be entitled to receive payment for accrued, unused personal time off as provided in the Employer’s manual for executive employees.

d.	Cause. If the Employee willfully breaches or habitually neglects the performance of duties required under the terms of this Agreement (“Cause”), the Employer may terminate this Agreement by giving written notice of termination to the Employee without prejudice to any other remedy to which the Employer may be entitled either at law, in equity, or under this Agreement. In this case, Employee shall be paid compensation as provided in this Agreement up to the date of termination, and shall be entitled to receive payment for accrued, unused personal time off as provided in the Employer’s manual for executive employees.

e.	Good Reason. If the Employer willfully breaches any material term of this Agreement, or in the event of a Change of Control (collectively “Good Reason”),

Employment Agreement – Jerry L. Phelps

Employee may terminate this Agreement by giving written notice of termination to the Employer without prejudice to any other remedy to which the Employee may be entitled either at law, in equity, or under this Agreement. In this case, Employee shall be paid compensation as provided in this Agreement up to the end of the initial term or renewal term in effect, and shall be entitled to receive payment for accrued, unused personal time off as provided in the Employer’s manual for executive employees. In addition, the Employee shall continue to be paid his base salary for a period of six (6) months following the date of termination, less all amounts required to be held and deducted.

f.	Death. This Agreement shall be deemed terminated as of the date of Employee’s death. In this case, the Employer shall pay compensation as provided in this Agreement up to the date of termination. In addition, the Employer shall be obligated to pay Employee’s accrued, unused personal time off as provided for terminating employee’s in the Employer’s manual for executive employees.

g.	Disability. Should the Employee be unable to perform his duties under this Agreement by reason of disability for a period of sixty (60) days, Employer shall have the right to terminate this Agreement upon written notice to Employee. During the period that Employee fails to perform his duties as a result of disability, the Employee shall continue to receive compensation as provided by this Agreement to the extent Employee has accrued, unused personal time off available. Should Employee exhaust accrued, unused personal time off prior to a date six (6) months following the date on which Employee was determined to be disabled, Employer will continue to pay the Employee 50% of the Employee’s base compensation until the sooner of (i) the date on which Employee begins to receive disability benefits under a long-term disability insurance policy provided to Employee by or through Employer, or (ii) the date that is six (6) months after the date on which Employee was determined to be disabled. It is the intent of the parties hereto that, in the event Employee is disabled, Employer’s maximum obligation for payment of accrued, unused personal time off is a period of six (6) months.

h.	Early Termination by Employer. Should Employer terminate this Agreement prior to the end of the initial term or any renewal term in effect, other than by reason of Cause, death or disability, whether or not such termination is in connection with or as a result of a Change of Control, Employee shall be paid compensation as provided in this Agreement up to the end of the initial term or renewal term in effect, and shall be entitled to receive payment for accrued, unused personal time off as provided in the Employer’s manual for executive employees. In addition, the Employee shall continue to be paid his base salary for a period of six (6) months following the date of termination, less all amounts required to be held and deducted.

i.	Early Termination by Employee. Should Employee terminate this Agreement prior to the end of the initial term or any renewal term in effect, other than for Good Reason, death or disability, Employee shall be paid compensation as provided in this Agreement up to the date of termination, but shall not be entitled to receive payment for any accrued, unused personal time off, notwithstanding the provisions of the Employer’s manual for executive employees.

Section 10. Indemnity. The Employer shall indemnify the Employee and hold the Employee harmless for any acts or decisions made by the Employee in good faith while performing services

Employment Agreement – Jerry L. Phelps

for the Employer and will use its best efforts, as may reasonably be required, to maintain coverage in the amount of $1,000,000 for the Employee under an insurance policy covering the officers and directors of the Employer against lawsuits. The Employer shall pay all expenses, including attorney’s fees, actually and necessarily incurred by the Employee in connection with any appeal thereon, including the cost of court settlements.

Section 11. Effect of Partial Invalidity. The invalidity of any portion of this Agreement shall not affect the validity of any other provision. In the event that any provision of this Agreement is held to be invalid, the parties agree that the remaining provisions shall remain in full force and effect.

Section 12. Entire Agreement. This Agreement contains the complete Agreement between the parties and shall supersede all other agreements, either oral or written, between the parties. The parties stipulate that neither of them has made any representations except as are specifically set forth in this Agreement and each of the parties acknowledges that they have relied on their own judgment in entering into this Agreement.

Section 13. Assignment. Neither party to this Agreement may assign their rights under this Agreement unless the other party so consents to the assignment in writing.

Section 14. Notices. All notices, requests, demands, and other communications shall be in writing and shall be given by registered or certified mail, postage prepaid, to the addresses shown on the first page of this Agreement, or to such subsequent addresses as the parties shall so designate in writing.

Section 15. Arbitration. Any controversy or claim arising out of this Agreement, or the breach of this Agreement shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the Arbitrator may be entered in any court having jurisdiction.

Section 16. Attorney’s Fees. If any action at law or in equity, including an action for declaratory relief is brought to enforce or interpret the provisions of this Agreement, the prevailing party will be entitled to reasonable attorney’s fees as determined by the court in the same action.

Section 17. Amendment. Any modification, amendment or change of this Agreement will be effective only if it is in a writing signed by both parties.

Section 18. Governing Law. This Agreement, and all transactions contemplated by this Agreement, shall be governed by, construed, and enforced in accordance with the laws of the State of Texas.

Section 19. Headings. The titles to the paragraphs of this Agreement are solely for the convenience of the parties and shall not affect in any way the meaning or interpretation of this Agreement.

Employment Agreement – Jerry L. Phelps

Section 20. MANAGEMENT ORGANIZATION. EMPLOYER, ACTING THROUGH ITS CHIEF EXECUTIVE OFFICER WITH THE CONCURRENCE OF THE INDEPENDENT MEMBERS OF EMPLOYER’S BOARD OF DIRECTORS, RESERVES THE RIGHT UNILATERALLY TO REVISE THE ORGANIZATION OF ANY AND ALL OF THE MANAGEMENT FUNCTIONS AND RELATED REPORTING RELATIONSHIPS AT ITS SOLE DISCRETION. THE CONTENTS OF THE DIAGRAM ATTACHED AS EXHIBIT A SHALL BE SUBORDINATE TO THE AUTHORITY OF THE EMPLOYER TO REVISE MANAGEMENT ORGANIZATION AND RELATED REPORTING RELATIONSHIPS AS PROVIDED IN THIS SECTION.

IN WITNESS WHEREOF, the parties have executed this Agreement on this 20th day of February, 2004.

EMPLOYEE:	EMPLOYER:

Royal BodyCare, Inc.

/s/ Jerry L. Phelps	By:	/s/ Clinton H. Howard
(Signature)		(Signature)

Jerry L. Phelps		Clinton H. Howard
Chief Executive Officer

EXHIBIT A

EXHIBIT B

CASH INCENTIVE BONUS

In 2004, if the Employer’s Pre-tax Income exceeds two hundred and fifty thousand dollars ($250,000) as the “Base Income”, Employee shall be awarded a bonus for that year in an amount equal to 2.0 % of the Pre-tax Income of the Employer that exceeds the Base Income. The maximum cash incentive bonus that may be earned by Employee in any calendar year is two (2) times Employee’s annual base salary.

Example: If the Pre-tax income of the Employer for 2004 is one million dollars ($1,000,000), Employee will be paid 2% of seven hundred and fifty thousand dollars ($750,000) or fifteen thousand dollars ($15,000).

Employee shall be eligible for additional bonuses at the discretion of Employer’s Board, and will participate in an annual bonus plan that will be adopted in advance each year.

For purposes of this Exhibit, “Pre-tax Income” shall mean earnings (loss) from continuing operations before income taxes, as reported in the Employer’s audited financial statements prepared in accordance with generally accepted accounting principles.

EXHIBIT C

INCENTIVE PAYMENT AGREEMENT

This agreement (“Agreement”) is entered into effective July 26, 2002 by and between Jerry Lee Phelps, Ph.D., D.Sc., residing at 1215-C Meadow Creek Drive, Irving, Texas 75038 (“Employee”), and Royal BodyCare, Inc., with executive offices at 2301 Crown Court, Irving, Texas 75083 (“Company”).

WHEREAS, the Employee and the Company have entered into that certain Employee Invention and Proprietary Information Agreement dated July 26, 2002 (“EIPI” agreement) and

WHEREAS, the Company desires to provide the Employee with a financial incentive to complete in the most expeditious manner possible certain development projects assigned to him,

NOW THEREFORE, in consideration of the premises, the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties covenant and agree as follows:

Silica Hydride. Employee is presently working on the development of a silica hydride material (“New Silica Hydride”) to replace the silica hydride material (“Old Silica Hydride”) that the Company presently purchases under an agreement with another supplier, and is the principal ingredient in the product currently marketed under the name Microhydrin. The New Silica Hydride shall have, as determined in the sole and absolute discretion of the Company, the equivalent characteristics of the Old Silica Hydride. The Company shall pay to the Employee $1,000.00 per metric ton or equivalent of New Silica Hydride produced and sold by the Company for a period of ten (10) years from the date of the first sale of New Silica Hydride, or until cumulative payments reach $1,000,000, whichever comes first. Payment shall be made within thirty (30) days following the end of each month based on the aggregate metric tonnage of New Silica Hydride contained in all products sold by the Company during that preceding month that include New Silica Hydride as an ingredient. A statement presenting the calculation of the payment due pursuant to this paragraph shall accompany each payment. Such statement will include the unit sales of each product sold during the prior month that included New Silica Hydride as an ingredient.

Concentrate. Employee is presently working on the development of a concentrate material (“New Concentrate”) to replace the Crystal Energy concentrate material (“Old Concentrate”) that the Company presently purchases under an agreement with another supplier, and is the principal ingredient in the product currently marketed under the name Crystal Energy. The New Concentrate shall have, as determined in the sole and absolute discretion of the Company, the equivalent characteristics as the Old Concentrate. The Company shall pay to the Employee $1,000.00 per 200 gallons of New Concentrate produced and sold by the Company for a period of ten (10) years from the date of the first sale of New Concentrate, or until cumulative payments reach $250,000, whichever comes first. Payment shall be made within thirty (30) days following the end of each month based on the aggregate number of gallons contained in all products sold by the Company during that preceding month that include New Concentrate as an ingredient. A statement presenting the calculation of the payment due pursuant to this paragraph shall accompany each payment. Such statement will include the unit sales of each product sold during the prior month that included New Concentrate as an ingredient.

Crystals. Employee is presently working on the development of a crystalline material (“New Crystals”) to replace the Microcluster material (“Old Crystals”) that the Company presently purchases under an

Employment Agreement – Jerry L. Phelps

agreement with another supplier. The New Crystals shall have, as determined in the sole and absolute discretion of the Company, the equivalent characteristics as the Old Crystals. The Company shall pay to the Employee $1,000.00 per 300 kilograms of New Crystals produced and sold by the Company for a period of ten (10) years from the date of the first sale of New Crystals, or until cumulative payments reach $250,000, whichever comes first. Payment shall be made within thirty (30) days following the end of each month based on the aggregate kilograms of New Crystals contained in all products sold by the Company during that preceding month that include New Crystals as an ingredient. A statement presenting the calculation of the payment due pursuant to this paragraph shall accompany each payment. Such statement will include the unit sales of each product sold during the prior month that included New Crystals as an ingredient.

Scope of the terms “sales” and ‘sold” as used above in each product section. For purposes of the agreement, the word “sales” and “sold” shall mean the transfer of physical and/or legal possession of the described product in exchange for consideration, including legal tender, currency, services or other goods, whether or not made by the Company to it’s licensees, or directly to distributors and/or consumers. The term shall not include products delivered upon consignment until consideration shall be paid to the Company. Any product returned to the Company, for which the Company returns consideration, shall be deducted in calculating the amount of products sold.

Determination of Equivalence. The Company agrees to determine, in its sole and absolute discretion, the equivalence and suitability for intended purpose and safety of each product prior to marketing each product developed by the Employee. Once marketing begins, the determination of equivalence shall not be revoked and payment under this agreement shall continue; however, this does not prohibit the Company from directing the Employee to devote time to product improvement.

Severability of Product Provisions.. Each of the three foregoing provisions relating to the new products (New Hydride, New Concentrate and New Crystals) are independent of each other, and the completion, acceptance and payment and term of payment for any one such product shall not affect the provisions relating to the completion, acceptance, payment or term of payment for any of the other products.

Misappropriation of Trade Secrets. In the unlikely event that the Company is found liable by a court of competent jurisdiction for misappropriation of trade secrets, or any similar charge, pursuant to work performed related to any of the aforementioned projects, this Agreement shall terminate forthwith and no further payment shall be due hereunder.

Definitions. For purposes of this Agreement, the terms New Silica Hydride, New Concentrate and New Crystals shall refer exclusively to New Silica Hydride, New Concentrate and New Crystals produced according to the formula and methods developed by Employee.

Indemnification. Employee agrees to indemnify and hold Company, and any and all of Company’s parent, subsidiaries, affiliates, officers and employees, harmless from any claim or demand, including reasonable attorneys’ fees, made by any third party due to or arising out of any infringement by Employee of any pending or issued patent of any person or entity. This indemnification provision shall survive termination of this Agreement, including without limitation termination pursuant to “Misappropriation of Trade Secrets”, above, and termination of the Employee Invention and Proprietary Information Agreement entered into between the parties hereto.

Employment Agreement – Jerry L. Phelps

Notice. All notices to a party shall be in writing and shall be made either via certified mail to the other party at the address first above written, or as directed, in writing by either party.

Attorney’s Fees and Costs. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney’s fees, costs, and necessary disbursements in addition to any other relief to which such party may be entitled.

Texas Law to Apply. This Agreement shall be construed under and in accordance with the laws of the State of Texas, and all obligations of the parties created herein are performable in Dallas County, Texas, the courts of which shall have sole and exclusive jurisdiction and venue.

Parties Bound. This Agreement shall be binding on and inure to the benefit of the parties and their respective heirs, executors, administrators, legal representatives, successors, and assigns.

Legal Constructions. In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, that invalidity, illegality, or unenforceability shall not affect any other provision in this Agreement and they shall be construed as if the invalid, illegal, or unenforceable provision had never been contained in them. The foregoing notwithstanding, the breach by Employee of the Employee Invention and Proprietary Information Agreement dated July 26, 2002, by and between the Employee and the Company shall constitute a material breach of this Agreement. Company’s failure to exercise or enforce any right or provision of the Agreement shall not constitute a waiver of such right or provision unless acknowledged and agreed to by it in writing. The section titles in the Agreement are solely used for the convenience of the parties and have no legal or contractual significance.

IN WITNESS WHEREOF, the parties have executed this Agreement on this 26th day of July, 2002.

EMPLOYEE:	COMPANY:

Royal BodyCare, Inc.

/s/ Jerry L. Phelps	By:	/s/ Clinton H. Howard
(Signature)		(Signature)

Jerry L. Phelps		Clinton H. Howard
(Typed or printed name)		(Typed or printed name)

	Its:	Chief Executive Officer
(Title)